Exhibit 99.1

NEWS RELEASE

Contact: Lutz Henckels
Executive Vice President, CFO, COO
lhenckels@gigatronics.com
(925) 328-4650 ext. 4698

Giga-tronics Reports Fiscal 2022 Fourth Quarter and Year End Results

DUBLIN, Calif., June 29, 2022 (OTCQB: GIGA) – Giga-tronics Incorporated (“Giga-tronics” or the “Company”) today reported results for the fourth fiscal quarter and year ended March 26, 2022:

Fourth Quarter Fiscal Year 2022 Review

●	Revenue of $1.4 million in the fourth quarter of 2022 decreased 48% compared to revenue of $2.7 million in the fourth quarter of fiscal 2021.
o	Microsource’s filter revenue decreased 54% compared to the fourth quarter of 2021 primarily due to lower order activity.
o	Giga-tronics Division’s revenue increased to $260,000 in the fourth quarter of 2022 versus $180,000 in the fourth quarter of fiscal 2021

●	Gross profit of $400,000 in the fourth quarter of fiscal 2022 decreased as compared to $830,000 in the fourth quarter of fiscal 2021 mainly due to the decrease in revenue.
●	Total operating expenses decreased by $90,000 in the fourth quarter of fiscal 2022 versus the same period in the prior fiscal year.
●

Net loss attributable to common shareholders for the fourth quarter of fiscal 2022 was $1.2 million or ($0.42) per basic share compared to net loss of $0.8 million or ($0.32) per basic share in the fourth quarter of fiscal 2021 primarily due to lower revenue coupled with transaction expenses of $210,000 in the fourth quarter of fiscal 2022.

●

Adjusted EBITDA (earnings before interest, taxes, depreciation and amortization, adjusted for net other income or expense, share-based compensation, and certain one-time income or expense items) was a loss of $0.7 million in the fourth quarter of fiscal 2022 compared to an Adjusted EBITDA loss of $0.6 million in the fourth quarter of fiscal 2021.

●

The Company has announced that it has entered into a share exchange agreement with BitNile Holdings, Inc. (“BitNile”) providing for Giga-tronics’ acquisition of Gresham Worldwide, Inc. (“Gresham”), a global provider of proprietary, purpose-built electronic solutions to military and leading defense companies around the world in the areas of Radio Frequency (“RF”) devices, power electronics as well as automated test and missile launch applications. The Company expects to complete this transaction in August 2022.

Full Fiscal Year 2022 Review

●	Fiscal 2022 full year net revenue was $9.0 million, a 31% decrease as compared to $13.1 million for full year fiscal 2021.
●

The majority of the net revenue decrease in fiscal 2022 was attributable to the Giga-tronics Division which decreased by $2.9 million due to a decrease in orders. The decrease in Microsource revenue in fiscal 2022 was primarily due to a decrease of new orders.

●

The cost of revenue of the Giga-tronics Division was $627,000 or 81% of its revenue. Giga-tronics Division’s cost of revenue was adversely impacted by the low volume of shipments resulting in high material costs and large variances. The cost of revenue for Microsource was $5.1 million or 62% of its revenue. The combined gross profit for the Company decreased by 2% over the prior fiscal year due to higher percentage of Microsource revenue in fiscal 2022. Total gross profit was $3.3 million with a 36% gross margin.

●

Total operating expenses in fiscal 2022 decreased 3% to $5.9 million from $6.0 million in fiscal 2021. Engineering expenses decreased by $1.0 million or 46% during fiscal 2022 compared to fiscal 2021, primarily due to an engineering services contract which caused engineering expenses to be charged to cost of revenue, as well as due to the engineering hours charged to capitalization of software, lower consulting expenses and reduction in personnel expenses on account of lower headcount. Selling, general and administrative expenses increased by 6% or $216,000 primarily due to increased personnel related expenses including the addition of staffing in sales and additional stock based compensation. In addition, the Company incurred $611,000 of transaction expenses related to the proposed share exchange transaction with BitNile and Gresham.

●

Net loss attributable to common shareholders for fiscal 2022 was $2.8 million or ($1.00) per basic share compared to a net loss of $0.4 million or ($0.15) per basic share in fiscal 2021. The net loss was primarily due to the decrease in net revenue for the Giga-tronics Division along with transaction costs in fiscal 2022. The net loss in fiscal 2021 was reduced by a one-time gain of $791,000 on the Paycheck Protection Program loan extinguishment in fiscal 2021.

●	Adjusted EBITDA was a loss of $1.3 million in fiscal 2022 compared to an Adjusted EBITDA loss of $0.5 million in fiscal 2021.

John Regazzi, President and Chief Executive Officer of the Company, said, “Our fourth quarter and full year performance was disappointing, as we faced headwinds throughout the year related to lower-than-expected order activity and shipments for our microwave filter and RADAR/EW divisions. The success of our business as it relates to order and shipment activity is largely tied to the procurement procedures and timelines of the Department of Defense, and unfortunately the award process continued to be negatively impacted by Department of Defense staffing shortages and remote work which slowed the contract evaluation process. That said, we were pleased to have recently received an order valued at $783,000 for the Company’s RADAR/EW Threat Emulation System (TEmS). The range market segment is relatively new for Giga-tronics, and the Company’s technology will play a critical role in the development, testing, and fielding of a new advanced weapon system program of record for the United States Air Force F-35 program. The order was placed through a new multi-year Task Order under a $28 billion Department of Defense contract vehicle. With the apparent return to a more normalized level of contract award activity, we enter fiscal 2023 well positioned with our unique product capabilities.”

Lutz Henckels, Executive Vice President, Chief Financial Officer and Chief Operating Officer stated, “We remain optimistic about the long-term prospects for our business. Our pending combination with Gresham remains on track, and we look forward to joining our mutual capabilities to expand our presence in the Electronic Warfare, RF Solutions and Filter and Power conversion verticals. The combination is expected to add scale and production capacity, which we believe will further strengthen our market position as a reliable provider of state-of-the-art solutions for defense and EW emulation applications.”

Earnings Conference Call

Giga-tronics will host a conference call on Wednesday June 29, 2022, at 4:30 p.m. ET to discuss the results for the fiscal year and fourth quarter of 2022, ended March 26, 2022. To participate in the call, dial (866) 374-5140 toll free, or (404) 400-0571 and enter PIN Code 66970124#. A replay of the call will subsequently be made available on the Giga-tronics website under “Investor Relations”. The conference call discussion reflects management's views as of June 29, 2022.

About Giga-tronics Incorporated

Giga-tronics is a publicly held company, traded on the OTCQB Capital Market under the symbol "GIGA". Giga-tronics produces RADAR filters and Microwave Integrated Components for use in military defense applications as well as sophisticated RADAR/EW test products primarily used in electronic warfare test & emulation applications.

Forward Looking Statements

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. All statements in this press release, other than statements of historical facts, are forward-looking statements. Generally, forward- looking statements and information can be identified by the use of forward-looking terminology such as “expects” or “anticipates”, or variations of such words and phrases or statements that certain actions, events or results “may,” “could,” “should," or “will” occur. Forward-looking statements include, among others, those concerning future product developments, future prospects, future operating results (including, for example, future revenue, growth, expenses, margin and profitability), growth in market share, product competitiveness and expected and potential orders and sales to customers. Forward-looking statements are necessarily based upon estimates and assumptions that, while considered reasonable by the Company and its management, are inherently uncertain. Factors that may cause actual results to differ materially from current expectations include the Company’s ability to successfully manufacture its RADAR/EW test products; to identify customer needs and to design and implement new features; the timely receipt of components from third-party suppliers; the receipt or timing of future orders for products or services and cancellations or deferrals of existing or future orders; the adequacy of the Company’s capital resources; the Company’s ability to manage expenses; the results of pending or threatened litigation; the Company’s ability to successfully implement its business plan; the Company’s need to modify its business plan as a result of these or other risks; the volatility in the market price of the Company’s common stock; and the circumstances relating to the COVID-19 pandemic and governmental responses. You should not place undue reliance on any forward-looking statements, which are made as of the date of this press release. The Company undertakes no obligation to update publicly any of these forward-looking statements to reflect actual results, new information or future events, changes in assumptions or changes in other factors affecting forward-looking statements. For further discussion, see the Company’s most recent annual report on Form 10-K for the fiscal year ended March 26, 2022, Part I, under the heading "Risk Factors" and Part II, under the heading "Management's Discussion and Analysis of Financial Condition and Results of Operations" and those in other public filings the Company may make with the SEC.

Investor Relations Contact:

John Nesbett/Jennifer Belodeau

IMS Investor Relations

203.972.9200

jnesbett@institutionalms.com

GIGA-TRONICS INCORPORATED
CONSOLIDATED BALANCE SHEETS
(In thousands except share data)

	March 26, 2022	March 27, 2021
Assets
Current assets:
Cash	$25	$736
Trade accounts receivable, net of allowance of $3 and $3, respectively	530	801
Inventories, net	4,853	3,601
Prepaid expenses	62	100
Unbilled receivable	1,380	1,120
Total current assets	6,850	6,358
Property, plant and equipment, net	341	455
Right-of-use asset	521	865
Other long-term assets	343	169
Total assets	$8,055	$7,847
Liabilities and shareholders’ equity
Current liabilities:
Accounts payable	$1,530	$1,044
Loans payable, net of discounts and issuance costs	1,250	683
Accrued payroll and benefits	608	446
Deferred revenue	—	7
Lease obligations	485	445
Other current liabilities	241	279
Total current liabilities	4,114	2,904
Other non-current liabilities	10	6
Long term lease obligations	206	690
Total liabilities	4,330	3,600

Shareholders’ equity:
Preferred stock; no par value; Authorized – 1,000,000 shares
Series A convertible preferred stock: 250,000 shares authorized;	—	—
0 shares issued and outstanding at March 26, 2022 and March 27, 2021
Series B, C, D convertible preferred stock: 19,500 authorized shares;	2,745	2,745
17,782 shares issued and outstanding at March 26, 2022 and March 27, 2021;
(liquidation preference of $3,367 at March 26, 2022 and March 27, 2021)
Series E convertible preferred stock: 100,000 authorized shares; 5,700 and 9,200 shares	90	177
issued and outstanding at March 26, 2022 and March 27, 2021, respectively;
(liquidation preference of $214 at March 26, 2022 and $345 at March 27, 2021)
Common stock; no par value; Authorized – 13,333,333 shares; 2,767,230 and 2,635,856 shares issued and outstanding at March 26, 2022 and March 27, 2021, respectively	34,842	32,306
Accumulated deficit	(33,952)	(30,981)
Total shareholders’ equity	3,725	4,247
Total liabilities and shareholders’ equity	$8,055	$7,847

See Accompanying Notes to Consolidated Financial Statements

GIGA-TRONICS INCORPORATED
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS (UNAUDITED)
(In thousands except per share data)

	Three Months Period Ended		Twelve Months Period Ended
	March 26, 2022	March 27, 2021	March 26, 2022	March 27, 2021
Net revenue:
Goods	$258	$180	$770	$3,670
Services	1,178	2,548	8,257	9,382
Total revenue	1,436	2,728	9,027	13,052
Cost of revenue	1,036	1,898	5,770	8,111
Gross profit	400	830	3,257	4,941

Operating expenses:
Engineering	299	605	1,153	2,153
Selling, general and administrative	1,046	1,041	4,089	3,873
Transaction expenses	210	—	611	—
Total operating expenses	1,555	1,646	5,853	6,026

Operating loss	(1,155)	(816)	(2,596)	(1,085)
Gain on extinguishment of PPP Loan	—	—	—	791
Interest expense, net and other:
Interest expense, net	(17)	(12)	(52)	(97)
Other expense, net	—	—	(65)	—
Loss before income taxes	(1,172)	(828)	(2,713)	(391)
Provision for income taxes	—	—	2	2
Net loss	(1,172)	(828)	(2,715)	(393)
Deemed dividend on Series E preferred stock	(2)	(4)	(53)	(14)
Net loss attributable to common shareholders	$(1,174)	$(832)	$(2,768)	$(407)
Add back:
Depreciation and amortization	45	58	202	253
Interest and taxes	17	16	54	99
EBIITDA	$(1,112)	$(758)	$(2,512)	$(55)
Adjustments:
Stock-based compensation	161	149	579	354
Finance costs for issuance of prefunded warrants	—	—	157	—
Gain on extinguishment of PPP Loan	—	—	(92)	—
Gain on remeasurement of prefunded warrants liability	—	—	—	(791)
Transaction related expenses	210	—	611	—
Adjusted EBITDA	$(741)	$(609)	$(1,257)	$(492)

Loss per common share – basic and diluted	$(0.42)	$(0.32)	$(1.00)	$(0.15)

Weighted average common shares used in per share calculation:
Basic and diluted	2,767	2,636	2,767	2,636

See Accompanying Notes to Consolidated Financial Statements

Non-GAAP Financial Measures: Adjusted EBITDA is a non-GAAP measure that does not have a standardized definition under U.S. GAAP. The Company has provided this non-GAAP measure in this press release because management believes it measures the Company’s operating performance and free cash flow in a manner useful to investors. The Company defines “Adjusted EBITDA” as net income (loss) before interest, taxes, depreciation and amortization adjusted for net other income or expense, share-based compensation and certain one-time income or expense items.